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                                                                   EXHIBIT 23.02

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendent No. 1 to Registration Statement No. 333-17961 of Aristech Chemical Corporation of our report dated January 29, 1996 (except for Note 19, as to which the date is November 19, 1996) (which expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting methods for income taxes, depreciation and postretirement benefits other than pensions), appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated January 29, 1996 relating to the financial statement schedule appearing elsewhere in this Registration Statement.



We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

January 21, 1997